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                                                                    EXHIBIT 99.3

FROM:                                   FOR:
Swenson NHB Investor Relations          Optical Sensors Incorporated
121 South Eighth St. Suite 1111         7615 Golden Triangle Drive
Minneapolis, Minn. 55402                Minneapolis, Minn. 55344
Contact: Doug Ewing (612) 371-0000      Contact: Wes Peterson, CFO
                                           (612) 944-5857

                                                    Instrumentation Laboratory
                                                    Contact:E. Hunterson Henrie,
                                                    Corporate Finance
                                                    (781) 861-0710

FOR IMMEDIATE RELEASE

               INSTRUMENTATION LABORATORY BECOMES SHAREHOLDER OF
                 441,000 SHARES OF OPTICAL SENSORS COMMON STOCK

MINNEAPOLIS, Jan. 27 -- Optical Sensors Inc. (Nasdaq: OPSI) said today that it has completed its previously announced agreement to sell 441,203 shares of Optical Sensors' common stock at $5.00 per share. The shares, amounting to 4.99 percent of Optical Sensors' shares outstanding, have been purchased by Instrumentation Laboratory Company (IL), a wholly owned subsidiary of Instrumentation Laboratory S .p.A., (Nasdaq: ILABY) and a worldwide leader in diagnostic critical care and hemostasis products with annual revenues of $260 million,

Sam Humphries, president and CEO of Optical Sensors, said, "We are very pleased to have finalized this equity investment in Optical Sensors by our new strategic partner. It is a meaningful expression of IL's confidence in our technology and their optimism about the long-term benefits of our alliance. Our partnership with IL is the first of its kind and a decisive response to the market's movement toward point-of-care technologies. We are taking a clear and bold step forward to cover all segments of the central lab, stat lab and point-of-care blood gas analyzer market with one organization, one product line, one market strategy and one clear source of supply."

On Jan. 15, Optical Sensors announced the agreement with Grupo CH-Werfen, S.A., the majority shareholder of Instrumentation Laboratory S.p.A., for the sale of the shares.

Earlier this month, Optical Sensors formed a seven-year partnership with IL, under which IL will distribute the OEM(R) SensiCath(R) and GEM(R) OpticalCAM(TM), new members of the IL GEM(R) family of hospital point-of-care
(POC) diagnostic products and an addition to IL's established line of critical care testing products. The partnership gives IL exclusive worldwide distribution rights to SensiCath Sensors and non-exclusive worldwide distribution rights to the OpticalCAM arterial blood gas (ABG) instrumentation. The initial launch of this patient-connected member of the IL product line is expected to occur within the first quarter of 1998.
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This partnership with Optical Sensors reflects IL's aggressive growth strategy aimed at market expansion through reinforcement of traditional core critical care and hemostasis product lines and simultaneous creation and expansion of opportunities into the high growth hospital POC sector.

Instrumentation Laboratory is a worldwide developer, manufacturer and distributor of in vitro diagnostic instruments and related reagents, controls, other consumables and services for use primarily in hospitals and independent clinical laboratories. The Company's product lines include critical care systems, hemostasis systems and clinical chemistry systems.

Optical Sensors, a development stage company, has developed the SensiCath(R) technology, a patient-connected, on-demand arterial blood gas (ABG) monitoring system, which provides precise, accurate and economical ABG results within 60 seconds without exposure to potentially infectious blood or depleting the patient's blood supply. Optical Sensors' OpticalCAM ABG monitoring instrumentation, in conjunction with the SensiCath Sensor, provides a fully integrated system for measuring and monitoring arterial blood gas. The OpticalCAM operates either as a stand-alone system or can interface with other manufacturers' bedside monitoring equipment. For more information, please visit Optical Sensors' website at http://www.medicom.com/opsi.

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